Exhibit 99.1
Conformed Copy

ORD 11/0048 (formerly CA 2006/7)
IN THE HIGH COURT OF JUSTICE OF THE ISLE OF MAN
CIVIL DIVISION, ORDINARY PROCEDURE
BETWEEN:
BITEL LLC
Claimant
- and –

(1)	KYRGYZ MOBIL TEL LIMITED

(2)	FLAXENDALE LIMITED

(3)	GEORGE RESOURCES LIMITED

Defendants
(by original action)
AND BETWEEN:
(1)	KYRGYZ MOBIL TEL LIMITED

(2)	FLAXENDALE LIMITED

(3)	GEORGE RESOURCES LIMITED

Claimants
- and –

(1)	BITEL LLC

(2)	FELLOWES INTERNATIONAL HOLDINGS LIMITED

(3)	NIKOLAY VARENKO

(4)	SABIT SALTKHANOVICH ORYNBAEV

(5)	ALTIMO HOLDINGS AND INVESTMENTS LIMITED

(6)	OOO ALTIMO

(7)	CJSC RESERVESPETSMET

(8)	SOFIA IGNATOVA

(9)	LOVIANCO TRADING CO LIMITED

(10)	YURIDICHESKOE BUREAU PRAVO

(11)	ENERGIA LIGHT LLC

(12)	CP-CRÉDIT PRIVÉ SA

(13)	AK INVESTMENT LIMITED CJSC

(14)	SKY MOBILE LLC

Defendants
(by counterclaim)

IN THE MATTER OF the application of Kyrgyz Mobil Tel Limited, Flaxendale Limited and George Resources Limited (KFG Companies) dated 8 March 2013 (XLIII)

HIS HONOUR DEEMSTER MORAN QC

Upon hearing Counsel for Kyrgyz Mobil Tel Limited, Flaxendale Limited and George Resources Limited and for Altimo Holdings and Investment Limited (Altimo (BVI)) at a hearing on 22 March 2013

IT IS ORDERED THAT:

1.
The undertakings given by Altimo BVI and Altimo Coop and recorded in the Consent Order of 30 November 2011 be further varied to provide that the number of common shares held by Altimo Coop in Vimpelcom Limited (the "Frozen Shares") which are subject to the said undertakings and lodged with the Court is increased to the number of shares as on 22 March 2013 equates to US$900,000,000.

2.	The date by which the additional shares are to be lodged shall be 4.00 p.m. on 5 April 2013.

3.	Leave to Altimo BVI and Altimo Coop to apply to vary this order if so advised upon receipt and service of their expert evidence.

4.	The costs of the application shall be determined without a hearing on short written submissions to be filed and exchanged by the parties by 4pm on 19 April 2013.

SEAL OF THE HIGH COURT